Exhibit 15.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920 and 333-172921) of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedules of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2013.

Amsterdam, The Netherlands

March 17, 2014

Ernst & Young Accountants LLP